Exhibit 99.1

Ultralife Corporation Reports Second Quarter Results

NEWARK, N.Y. – July 29, 2021 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.1 million on revenue of $26.8 million for the second quarter ended June 30, 2021. For the second quarter of 2020, the Company reported operating income of $2.3 million on revenue of $28.6 million.

“Ultralife’s end-market diversification strategy continues to serve us well. For the second quarter, sales increased sequentially 3% from the first quarter as our oil & gas revenues rebounded, growing 49% year over year. Medical sales abated from last year’s COVID-related demand spike yet were above pre-pandemic levels, and sales from government/defense customers were soft relative to last year’s strong shipment flows,” said Michael D. Popielec, President and Chief Executive Officer. “Given our solid liquidity position, we increased investments in capex and critical engineering resources to support new contracts and completion of transformational new products. Although these investments weighed on operating and net income year-over-year comparisons, sequential EPS grew 20% on the strength of gains in commercial sales.”

Added Mr. Popielec, “Supply chains and logistics continue to be the source of operational challenges, delaying some shipments and increasing freight costs, and clouding our visibility for the second half of the year. Nevertheless, activity in our end markets remains high and our goal is to continue improving our financial performance each quarter. We remain focused on executing near-term growth initiatives and developing long-term growth opportunities while adhering to our proven and profitable business model.”

Second Quarter 2021 Financial Results

Revenue was $26.8 million, a decrease of $1.8 million, or 6.3%, compared to $28.6 million for the second quarter of 2020. Overall, commercial sales decreased 1.0% and government/defense sales decreased 13.2% from the 2020 period. Battery & Energy Products declined 4.8% to $22.9 million, compared to $24.0 million last year, with a 48.6% increase in oil & gas market sales and a 23.2% increase in 9-Volt sales offset by a 27.9% decrease in medical battery sales and a 12.7% decrease in government/defense sales. Communications Systems sales decreased 13.9% to $3.9 million compared to $4.5 million for the same period last year, primarily due to 2020 shipments of vehicle amplifier-adaptor systems to support the U.S. Army’s Network Modernization initiatives completing the delivery orders announced in October 2018. During the 2021 second quarter, increased lead times on components from suppliers and other COVID-19 related logistics matters resulted in delays in our shipments to future periods. We estimate that the delayed shipments adversely impacted revenue for the 2021 second quarter by approximately $1.5 million.

Gross profit was $7.3 million, or 27.1% of revenue, compared to $8.0 million, or 27.9% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 26.3%, compared to 25.1% last year, as a result of favorable sales product mix and lower scrap and rework on new products transitioning to high volume production. Communications Systems gross margin was 32.1%, compared to 42.8% last year, primarily due to the favorable sales mix in 2020 of the vehicle amplifier-adaptor systems for the U.S. Army.

Operating expenses were $6.2 million compared to $5.7 million last year, representing an increase of 9.0%, primarily relating to our continued investment in engineering resources for new product development, including resources dedicated to the Conformal Wear Battery IDIQ contract awarded in May 2021. Operating expenses were 23.1% of revenue compared to 19.8% of revenue for the year-earlier period.

Operating income was $1.1 million compared to $2.3 million last year, and operating margin was 4.1% compared to 8.0% last year. We estimate that delayed shipments resulting from supply chain and other COVID-19 related logistics matters adversely impacted operating income for the 2021 second quarter by approximately $0.5 million.

Net income was $0.8 million or $0.05 per diluted share using the U.S. statutory tax rate, compared to net income of $1.7 million or $0.10 per diluted share for the second quarter of 2020. Adjusted EPS was $0.06 on a diluted basis for the second quarter of 2021, compared to $0.13 for the 2020 period. Adjusted EPS excludes the provision for deferred taxes which primarily represents non-cash charges of $.2 million for U.S. taxes which will be fully offset by net operating loss carryforwards and other tax credits for the foreseeable future. We estimate that delayed shipments resulting from supply chain and other COVID-19 related logistics matters adversely impacted Adjusted EPS for the 2021 second quarter by approximately $0.03.

During the second quarter of 2021, our cash-on-hand increased by 15.9% to $15.8 million and our debt was reduced by 36.6% to $0.7 million.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of Adjusted EPS to EPS and Adjusted EBITDA to Net Income Attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense, and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe, and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its second quarter earnings conference call today at 8:30 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the impact of COVID-19, potential reductions in revenues from key customers, acceptance of our new products on a global basis and uncertain global economic conditions. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

ASSETS

	June 30, 2021	December 31, 2020
Current Assets:
Cash	$15,828	$10,653
Trade Accounts Receivable, Net	18,712	21,054
Inventories, Net	27,414	28,193
Prepaid Expenses and Other Current Assets	2,351	4,596
Total Current Assets	64,305	64,496

Property, Plant and Equipment, Net	22,720	22,850
Goodwill	27,115	27,018
Other Intangible Assets, Net	8,936	9,209
Deferred Income Taxes, Net	11,459	11,836
Other Non-Current Assets	1,985	2,292
Total Assets	$136,520	$137,701

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$9,545	$10,839
Current Portion of Long-Term Debt, Net	624	1,361
Accrued Compensation and Related Benefits	1,396	1,748
Accrued Expenses and Other Current Liabilities	3,966	4,758
Total Current Liabilities	15,531	18,706
Deferred Income Taxes	492	515
Other Non-Current Liabilities	1,260	1,557
Total Liabilities	17,283	20,778

Shareholders' Equity:
Common Stock	2,047	2,037
Capital in Excess of Par Value	186,138	185,464
Accumulated Deficit	(46,116)	(47,598)
Accumulated Other Comprehensive Loss	(1,586)	(1,782)
Treasury Stock	(21,388)	(21,321)
Total Ultralife Equity	119,095	116,800
Non-Controlling Interest	142	123
Total Shareholders’ Equity	119,237	116,923

Total Liabilities and Shareholders' Equity	$136,520	$137,701

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended		Six-Month Period Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Revenues:
Battery & Energy Products	$22,875	$24,036	$44,986	$44,797
Communications Systems	3,895	4,524	7,757	9,577
Total Revenues	26,770	28,560	52,743	54,374

Cost of Products Sold:
Battery & Energy Products	16,859	18,010	33,534	33,455
Communications Systems	2,644	2,587	4,964	5,622
Total Cost of Products Sold	19,503	20,597	38,498	39,077

Gross Profit	7,267	7,963	14,245	15,297

Operating Expenses:
Research and Development	1,853	1,275	3,500	2,823
Selling, General and Administrative	4,323	4,394	8,702	8,695
Total Operating Expenses	6,176	5,669	12,202	11,518

Operating Income	1,091	2,294	2,043	3,779

Other Expense	21	117	77	209
Income Before Income Tax Provision	1,070	2,177	1,966	3,570

Income Tax Provision	248	499	465	818

Net Income	822	1,678	1,501	2,752

Net Income Attributable to Non-Controlling Interest	11	20	19	35

Net Income Attributable to Ultralife Corporation	$811	$1,658	$1,482	$2,717

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.05	$.10	$.09	$.17

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.05	$.10	$.09	$.17

Weighted Average Shares Outstanding – Basic	16,019	15,882	15,997	15,880

Weighted Average Shares Outstanding – Diluted	16,260	16,133	16,194	16,114

Non-GAAP Financial Measures:

Adjusted Earnings Per Share

In evaluating our business, we consider and use Adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance in addition to GAAP financial measures. We define Adjusted EPS as net income attributable to Ultralife Corporation excluding the provision for deferred taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that we expect will be offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile Adjusted EPS to EPS, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on Adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EPS to EPS and net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EPS
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	June 30, 2021			June 30, 2020
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income	$811	$.05	$.05	$1,658	$.10	$.10
Deferred Tax Provision	177	.01	.01	391	.03	.03
Adjusted Net Income	$988	$.06	$.06	$2,049	$.13	$.13

Weighted Average Shares Outstanding		16,019	16,260		15,882	16,133

	Six-Month Period Ended
	June 30, 2021			June 30, 2020
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income	$1,482	$.09	$.09	$2,717	$.17	$.17
Deferred Tax Provision	345	.02	.02	633	.04	.04
Adjusted Net Income	$1,827	$.11	$.11	$3,350	$.21	$.21

Weighted Average Shares Outstanding		15,997	16,194		15,880	16,114

Adjusted EBITDA

In evaluating our business, we consider and use Adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to GAAP financial measures. We define Adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile Adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on Adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended		Six-Month Period Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Net Income Attributable to Ultralife Corporation	$811	$1,658	$1,482	$2,717
Adjustments:
Interest and Financing Expense, Net	55	106	111	280
Income Tax Provision	248	499	465	818
Depreciation Expense	730	582	1,460	1,161
Amortization Expense	156	158	310	319
Stock-Based Compensation Expense	186	304	370	534
Adjusted EBITDA	$2,186	$3,307	$4,198	$5,829

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777

jburfening@lhai.com